Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Benefit Plan Management Committee of

The Kroger Co. Savings Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-206532) on Form S-8 of The Kroger Co. of our report dated July 12, 2023, relating to the statements of net assets available for benefits of The Kroger Co. Savings Plan as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of The Kroger Co. Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

July 12, 2023